EXHIBIT 99.1

March 22, 2012

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES ADDITIONAL DEVELOPMENT OF PROPERTIES AND ACQUISITION OF ADDITIONAL OIL INTERESTS

MIDLAND, TEXAS, March 22, 2012 – Mexco Energy Corporation (AMEX: MXC) (the “Company”) announced an increased drilling program of 91 infill wells in the Dodd-Federal Unit in the Grayburg San Andres Jackson Field of Eddy County, New Mexico.  Of these wells, 37 have been drilled, 42 vertical and 2 horizontal will be drilled in the Paddock formation, 1 vertical in the San Andres and 9 horizontal in the Blinebry.  The unit, operated by Concho Resources, Inc., currently contains approximately 117 producing wells.  The Company’s working interest in this unit is .1848% (.14% net revenue interest).

The Company also announced the purchase of an additional 5% for a total of approximately 16% working interest (11.4% net revenue interest) in 160 gross acres in the Fuhrman-Mascho Field of Andrews County, Texas.  The approximate purchase price of $275,000 was funded primarily from its $4.9 million credit facility and the balance from working capital.

This acreage now contains seven oil wells - four producing oil from the San Andres formation and three producing oil from the Grayburg and San Andres formations at an approximate depth of 5,000 feet.  All of these wells are operated by Cone and Petree Oil & Gas Exploration, Inc.

This property contains an additional 9 potential drill sites in the Grayburg and San Andres formations.  The Fuhrman-Mascho Field of Andrews County, Texas was discovered in 1930.  This field currently contains approximately 2400 producing wells.  Cumulative production from the field to date is approximately 122 million barrels of oil and 122 billion cubic feet of gas.

“These properties are significant additions to our program for development of oil reserves,” said Nicholas C. Taylor, Chairman and CEO of Mexco.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties.  For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2011.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

Mexco Contact:
Tammy L. McComic, President and Chief Financial Officer, mexco@sbcglobal.net, (432) 682-1119